EXHIBIT 99.1

October 29, 2009 To Our Members:

The Federal Home Loan Bank of Chicago (Bank) expects to file its third quarter 2009 report (Form 10-Q) with the Securities and Exchange Commission next month. Please review the Condensed Statements of Income and Condition that follow this summary of the Bank’s recent financial results. Unless otherwise stated, all comparisons refer to the same period of 2008. During the third quarter, we reported improved net interest income, but this improvement was more than offset by increased hedging costs and write-downs of the private-label mortgage-backed securities (MBS) portfolio due to further credit impairments. Our net holdings of Mortgage Partnership Finance® (MPF®) loans continued to fall, in line with our strategy to transition our balance sheet to one with a much lower level of mortgage assets and, therefore, lower hedging costs.

Market conditions, combined with the availability of deposits and other funding alternatives for our members, resulted in continuing reductions in our advances portfolio. The ability to grow advances or reduce advances as required by our members is inherent in the Home Loan Bank cooperative structure and proved to be critical to assisting many of our members in weathering the financial crisis.

·	The Bank expects to record a net loss of $150 million for the quarter ending September 30, 2009, resulting in a loss of $86 million for the first nine months of 2009. The net other-than-temporary impairment (OTTI) charge during the quarter of $169 million against private-label MBS and losses on derivative and hedging activities of $114 million more than offset net interest income of $143 million.

·	Total assets declined 6% from year-end 2008 to $86.9 billion at September 30, 2009, as members reduced borrowings, relying in part on high levels of customer deposits and other sources of liquidity, including government programs. Advances outstanding at the end of the third quarter of 2009 were $25.5 billion, 33% lower than at year-end 2008 and 6% lower than the previous quarter-end.

·	Retained earnings at September 30, 2009, were $687 million, 27% higher than year-end 2008, due in part to a one-time addition to retained earnings of $233 million as a result of the changes in the accounting treatment of OTTI on our private-label MBS portfolio.

·	We awarded nearly $8 million in Affordable Housing Program grants in the third quarter that will support the development of new homes for 2,150 individuals and families.

·	We remain in compliance with all of our regulatory capital requirements.

In addition, we recently received approval from our regulator, the Federal Housing Finance Agency, to offer commercial real estate as an eligible collateral category. As you might expect in this environment, we intend to proceed very cautiously with the roll-out of this option. Please see “Member Credit, Collateral, Cooperative” on page 3 for more information.

Financial Results

Net interest income for the quarter ending September 30, 2009, was $143 million, compared to $51 million for the third quarter of 2008. Interest income for the third quarter of 2009 was $720 million, 23% lower than interest income of $935 million in the third quarter of 2008 as we continued to operate in a lower interest rate environment with lower advance and MPF loan levels. Our asset replacement program, including investments in instruments that we believe are lower risk, has contributed to interest income as the run-off of our higher-yielding MPF loans continued as mortgage holders prepaid and/or refinanced. Our interest expense for the quarter was $577 million, compared to $883 million for the third quarter of 2008. The market environment also made it possible for us to replace higher-cost debt with lower-cost funding. The net OTTI charge of $169 million on the private-label MBS portfolio and derivatives and hedging losses of $114 million resulted in a non-interest loss of $285 million, more than offsetting net interest income. The $169 million OTTI charge represents the additional estimated credit loss on the private-label MBS portfolio. This estimate is driven by changes in the expected future cash flows of the underlying securities. The quarterly analysis can change in future periods as the market value and expected cash flows of the securities change. If economic or market conditions continue to deteriorate, we expect to take additional OTTI charges in future reporting periods.

We recorded losses on derivatives and hedging activities for the third quarter of $114 million, compared to income of $18 million in the third quarter of 2008 and income of $122 million last quarter. Our derivative and hedging costs fluctuate with volatility in the overall rate environment as we hedge our prepayment risk exposure associated with our mortgage assets, principally our MPF loan portfolio. In the current environment, as interest rates fall and the likelihood of prepayment of the underlying mortgage portfolio increases, it becomes more expensive to hedge the portfolio. We expect that a significant benefit of our long-term strategy to reduce our holdings of fixed-rate mortgages on our balance sheet will be to reduce the fluctuations in future derivative and hedging costs, contributing to more consistent earnings. Advances fell $12.6 billion (33%) from $38.1 billion at year-end 2008 to $25.5 billion at the end of the third quarter of 2009. Members continue to report that they are experiencing lower loan demand in their markets and lower liquidity needs due to high level of deposits and, in some cases, access to government programs.

The dramatic movement in the level of advances extended to members over the past 12 to 15 months demonstrates the flexibility of the Bank to serve members’ liquidity needs in all market environments. As the economy recovers, temporary government programs are curtailed, and the Fed’s support of the low interest-rate environment ends, we will continue to work with our members to meet their liquidity and term financing needs. Our letter of credit business continued to grow; outstanding letters of credit have risen 18% since year-end 2008 to $1.0 billion at September 30, 2009.

Total MPF Loans held in portfolio were $25.2 billion at September 30, 2009, a reduction of $6.9 billion (21%) from year-end 2008. While we no longer purchase mortgage loans to hold in portfolio other than a small amount of loans supporting affordable housing, guaranteed by the Rural Housing Service of the Department of Agriculture or insured by the Department of

Housing and Urban Development, more members are benefiting from the MPF Xtra® product. Under the MPF Xtra product, loans are purchased from participating financial institutions (PFIs) and simultaneously sold to a third-party investor. Since the introduction of the MPF Xtra product in September 2008, 172 Bank PFIs have signed up to participate to use the product, and more than 87% of them have delivered loans using the product. The interest rate environment in 2009 prompted increases in the volume of loans sold through the MPF Xtra product, surpassing $2.7 billion through September 30, 2009, for Bank PFIs. Three other FHLBs began offering the MPF Xtra product to their PFIs during the second quarter of 2009, a reflection of the value of this product in the MPF Program going forward.

Member Credit, Member Collateral, Member Cooperative

We continue to see stress on the earnings and asset quality of some of our members. Fifteen of our members were resolved by the Federal Deposit Insurance Corporation thus far this year. Advances outstanding at the time of the resolutions were either fully repaid or assumed by other financial institutions; we did not experience any losses. Regrettably, we expect to see more of our members involved in resolutions this year and into 2010. Our credit and collateral management is intended to protect overall member capital investment in the Bank. However, we believe that many members that are stressed today will achieve improved performance in the future and we want to continue to support them today and tomorrow.

As mentioned earlier, we received approval from our regulator, the Federal Housing Finance Agency, to include commercial real estate as an eligible collateral class, subject to the completion of procedures related to documentation, field reviews, and valuation. As you are aware, the commercial real estate market has deteriorated significantly over the last several years. Given the current adverse market conditions, and the significant difference in monitoring procedures and expertise required for commercial real estate collateral compared to residential homes, we are planning a gradual phased roll-out. We expect to share more information about the roll-out in the near future.

Capital Stock Conversion

We continue to discuss a capital stock conversion plan with our regulator. While we cannot predict when a plan will be approved, we are focused on obtaining approval and executing the conversion plan, so that we can turn our undivided attention to the business of transitioning and running the Bank. Capital conversion is an essential step in transitioning the Bank.

Throughout 2009 we have redeemed $89 million of capital stock at $100 par under last year’s amendment to the Consent Cease and Desist Order that allowed redemptions of incremental capital stock purchased to support new advance borrowings.

Summary

While we are not pleased with the overall performance of the Bank at this time, particularly as we continue to suffer the effects of the economy on our private-label MBS portfolio and fluctuations in derivatives and hedging income or loss, it is important to note that the actions we have taken thus far to remediate issues facing the Bank have shown improvements in net interest income, critical to stabilizing our financial results, as well as in operations. We continue to work through the issues born of past decisions and initiatives. Our goals remain unchanged:

transitioning the Bank so that it generates consistent earnings, builds retained earnings, restores at least a nominal dividend, and, ultimately, provides liquidity to our stock, while continuing our role as an essential source of liquidity and term financing for our members.

It took a while to get here and it will take a while to resolve all of our issues. In the meantime, we appreciate your membership, your continued support, and your participation in Bank products and services. I will continue to be out and around the District, along with the Executive Team, the bankers, and those who provide products and services to you every day. As always, we welcome your comments, suggestions, and questions.

Best regards,

Matt Feldman President and CEO

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to successfully transition to a new business model and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our Web site at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter. The financial results discussed in this letter are preliminary and unaudited. “Mortgage Partnership Finance,” “MPF,” and “MPF Xtra” are registered trademarks of the Federal Home Loan Bank of Chicago.

Condensed Statements of Income (preliminary and unaudited):

	Three months ended		Nine months ended
(In millions)	September 30,		September 30,

	2009	2008	2009	2008

Interest income	$720	$935	$2,261	$2,836
Interest expense	577	883	1,815	2,731
Provision for credit losses	-	1	5	1

Net interest income	143	51	441	104
Non-interest income (loss)	(285)	10	(438)	(131)
Non-interest expense	31	28	89	92
Assessments	(23)	-	-	-

Net income (loss)	$(150)	$33	$(86)	$(119)

Net interest margin on interest-
earning assets	0.64%	0.23%	0.66%	0.16%

Condensed Statements of Condition (preliminary and unaudited):

(In millions)
	September 30,	December 31,
As of	2009	2008

Cash and due from banks	$939	$130
Federal Funds sold and securities
purchased under agreement to resell	4,545	1,580
Investment securities	30,357	19,603
Advances	25,457	38,140
MPF Loans held in portfolio, net	25,156	32,087
Other	449	589

Total assets	$86,903	$92,129

Consolidated obligation discount notes	$31,367	$29,466
Consolidated obligation bonds	47,191	55,305
Subordinated notes	1,000	1,000
Other	5,239	4,071

Total liabilities	84,797	89,842

Capital stock	2,364	2,386
Retained earnings	687	540
Accumulated other
comprehensive income (loss)	(945)	(639)

Total capital	2,106	2,287

Total liabilities and capital	$86,903	$92,129

Regulatory capital stock plus
Designated Amount of
subordinated notes	$3,799	$3,787